Exhibit 99.1

PRESS RELEASE

Deneen DeFiore, Vice President and Global Chief Information Security Officer for United Airlines, Joins Blackbaud Board of Directors

Charleston, S.C. (July 26, 2022) — Blackbaud, Inc. (NASDAQ: BLKB), the world’s leading cloud software company powering social good, today announced that Deneen DeFiore, vice president and global chief information security officer for United Airlines, has joined its board of directors.

DeFiore brings more than 20 years of experience in technology and cybersecurity. Prior to her role at United Airlines, DeFiore served as senior vice president, global chief information and product security officer at GE Aviation.

“We’re delighted to welcome Deneen to the Blackbaud board of directors,” said Andrew M. Leitch, chairman of the Blackbaud board. “She brings invaluable experience in cybersecurity as well as a strong track record of executive leadership, and she will be a great asset to the board.”

“Cybersecurity is a top priority for our company as we continue to grow and invest in our program, and we look forward to having Deneen’s expertise as we navigate this area,” said Mike Gianoni, president and CEO, Blackbaud. “In addition, Deneen has an extensive background in helping corporations grow, working across both the private and public sector, and innovating cutting-edge technology solutions. We’re thrilled to welcome her.”

During her 19-year tenure at General Electric, DeFiore held various leadership positions across GE Corporate, GE Aviation and GE Power. She was instrumental in helping to build cybersecurity capabilities on a corporate level and worked closely with the U.S. Department of Defense, multiple government agencies and policy groups, and became an active voice in the industry to shape policies for defense department implementations. In her current role at United Airlines, DeFiore is responsible for cybersecurity strategy, overseeing and reducing risk and improving cyber resilience. She led the company’s COVID-19 technology crisis response efforts and implemented and enabled secure remote workforce capabilities across all business operations.
“I’m looking forward to joining the Blackbaud board as the company continues to provide technology and solutions for the global social good community,” said DeFiore. “Blackbaud is well positioned for success, their customers are making a real difference in our world, and I am excited to be a part of it.”
In addition to DeFiore, Blackbaud’s board of directors includes Andrew M. Leitch (chairman), George H. Ellis, Timothy Chou, Ph.D., Michael (Mike) P. Gianoni, D. Roger Nanney, Sarah E. Nash and Joyce M. Nelson.

PRESS RELEASE
About Blackbaud
Blackbaud (NASDAQ: BLKB) is the world’s leading cloud software company powering social good. Serving the entire social good community—nonprofits, higher education institutions, K–12 schools, healthcare organizations, faith communities, arts and cultural organizations, foundations, companies and individual change agents—Blackbaud connects and empowers organizations to increase their impact through cloud software, services, expertise and data intelligence. The Blackbaud portfolio is tailored to the unique needs of vertical markets, with solutions for fundraising and CRM, marketing, advocacy, peer-to-peer fundraising, corporate social responsibility (CSR) and environmental, social and governance (ESG), school management, ticketing, grantmaking, financial management, payment processing and analytics. Serving the industry for more than four decades, Blackbaud is a remote-first company headquartered in Charleston, South Carolina, with operations in the United States, Australia, Canada, Costa Rica and the United Kingdom. For more information, visit www.blackbaud.com or follow us on Twitter, LinkedIn, Instagram and Facebook.
Media Inquiries
media@blackbaud.com
Forward-looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties, including statements regarding expected benefits of products and product features. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: general economic risks; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; management of integration of acquired companies and other risks associated with acquisitions; risks associated with successful implementation of multiple integrated software products; the ability to attract and retain key personnel; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organization; technological changes that make our products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Blackbaud’s investor relations department. All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.